Exhibit 5.1

13 October 2015

To: Board of Directors

Willis Group Holdings Public Limited Company

Grand Mill Quay

Barrow Street

Dublin 4

Ireland

Re: Willis Group Holdings Public Limited Company – Form S-4 Registration Statement

Dear Sirs,

1	Basis of Opinion

We are acting as Irish counsel to Willis Group Holdings Public Limited Company, registered number 475616, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Grand Mill Quay, Barrow Street, Dublin 4, Ireland (the “Company”), in connection with the registration statement on Form S-4 (No. 333-206605) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on 13 October 2015 (the “Registration Statement”). We refer in particular to the registration by the Company of up to 184,750,937 new ordinary shares of US$0.000115 par value per share (the “Shares”) pursuant to the Registration Statement (such Shares to be issued pursuant to an Agreement and Plan of Merger dated 29 June 2015 (the “Merger Agreement”) among the Company, Citadel Merger Sub, Inc., and Towers Watson & Co. (“Towers Watson”) or pursuant to options or other equity based awards that are assumed by the Company pursuant to the Merger Agreement).

Capitalised terms used but not defined in this Opinion shall have the meanings given to such terms in the Registration Statement.

1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.2	This Opinion is also strictly confined to:

1.2.1	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

1.2.2	the documents listed in the Schedule to this Opinion (the “Documents”); and

1.2.3	the searches listed at 1.4 below.

1.3	In giving this opinion, we have examined copies of the Documents sent to us by email in pdf or other electronic format. For the purpose of giving this opinion, we have reviewed the Documents and such other documents as we have deemed necessary to examine in order to give this Opinion.

1.4	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 13 October 2015 (together the “Searches”):

1.4.1	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company (the “Memorandum and Articles of Association”), mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

1.4.2	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

1.4.3	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.

1.5	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

2	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2	subject to the approval of the Willis Share Issuance Proposal, the Shares have been duly authorised pursuant to resolutions of the board of directors of the Company or a duly appointed committee thereof and, when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid or credited as fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

3	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	that the Registration Statement will become and remain effective under the Securities Act;

3.2	that the Shares will be allotted and issued in the manner stated in the Registration Statement;

3.3	that, prior to the issue of the Shares, the Willis Share Issuance Proposal (the resolution being in the form set out in the Registration Statement) will have been duly passed at a properly convened meeting of shareholders of the Company at which a quorum is present throughout and such resolution will not be amended or rescinded and will be in full force and effect;

3.4	that, as at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company (other than the Company’s Memorandum and Articles of Association) or to which the Company is a party or otherwise bound or subject;

3.5	(i) that the Registration Statement does not constitute (and is not intended / required to constitute) a prospectus within the meaning of the Companies Act 2014 of Ireland and (ii) if an offer of Shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish law, such prospectus will be published;

3.6	with respect to the Opinion at paragraph 2.2, under the terms of relevant options or equity awards, amounts may be due to be paid on the issue of Shares thereunder;

Authenticity and bona fides

3.7	the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.8	that the copies produced to us of minutes of meetings and / or of resolutions correctly record the proceedings at such meetings and / or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.9	that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Memorandum and Articles of Association or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.10	that none of the resolutions and authorities of the directors of the Company upon which we have relied or will rely upon have been varied, amended or revoked in any respect or have expired or will expire and the Shares will be issued in accordance with such authorities and resolutions;

3.11	that the Memorandum and Articles of Association of the Company effective as of 30 December 2009 are the current Memorandum and Articles of Association, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association;

3.12	the compliance by the parties within the prescribed period(s) and in the prescribed manner, with any notification obligations that they may have under the provisions of Chapter 5 of Part 5 of the Companies Act 2014 (Disclosure of Interests in Shares);

The Merger Agreement

3.13	that there are, and will be, no agreements or arrangements in existence which in any way amend or vary the terms of the Merger Agreement, or the transactions currently contemplated thereby, in any way material to this Opinion;

3.14	without having made any investigation, that the terms of the Merger Agreement are lawful and fully enforceable under the laws of Delaware and all other applicable laws (if any) other than the laws of Ireland;

3.15	that the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement will be consummated (save where not material to this Opinion) as currently contemplated and in accordance with the terms of the Merger Agreement;

Accuracy of searches and warranties

3.16	the accuracy and completeness of the information disclosed in the searches referred to in section 1.4 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company; and

3.17	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

4	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the joint proxy statement / prospectus that is part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

This Opinion is addressed only to the Company and may be relied upon only by the Company for its sole benefit in connection with the issue of the Shares and may not be relied on by any assignees of any such persons or any other person.

Yours faithfully,

/s/ MATHESON

MATHESON

SCHEDULE

Documents

1.	The Registration Statement and the documents incorporated by reference therein.

2.	A copy of the resolutions of the board of directors of the Company dated 29 June 2015 authorising the issue of the Shares in accordance with the Merger Agreement and approving and adopting, among other things, the Merger Agreement and all other matters contemplated thereby and approving the Registration Statement and filing of the Registration Statement with the SEC.

3.	Notice of an Extraordinary General Meeting of Shareholders of the Company to be held on November 18, 2015 (contained in the Registration Statement).

4.	The Agreement and Plan of Merger dated 29 June 2015 among the Company, Citadel Merger Sub, Inc. and Towers Watson & Co.

5.	A copy of the Memorandum and Articles of Association of the Company in its current form effective 30 December 2009.

6.	An Officer’s Certificate of the secretary of the Company dated on or around 8 October 2015.

7.	A copy of the Certificate of Incorporation of the Company dated 24 September 2009.

8.	Letter of Status from the Irish Companies Registration Office dated 8 October 2015.